Exhibit 99.1

From:

Xponential, Inc.

6400 Atlantic Boulevard, Suite 190

Norcross, Georgia 30071

Company Contact: Dwayne Moyers,

817-731-9559

For Immediate Release

Xponential, Inc. Reports Net Income of $150,000 or $0.04 per share for the Quarter Ended December 31, 2004

NORCROSS, Georgia (January 27, 2005) – Xponential, Inc. (OTCBB:XPOI) today reported net income of $150,000 ($0.04 per diluted common share) for the three months ended December 31, 2004, its second quarter of fiscal 2005.  Net income for the six months ended December 31, 2004 totaled $262,000 ($0.06 per diluted common share).

Operating income for the second fiscal 2005 quarter totaled $361,000, compared to $82,000 for the comparative 2004 quarter, a 340% increase.  Operating income for the six months ended December 31, 2004 totaled $464,000 compared to $114,000 for the six months ended December 31, 2003, a 307% increase.

Total revenues for the current quarter totaled $5,076,000, compared to $5,884,000 for the comparative 2004 quarter, a decrease of 13.7%.  Gross profit increased to $2,657,000 for the 2005 quarter, compared to $2,583,000 for the comparable 2004 quarter, an increase of 2.9%.   For the six months ended December 31, 2004, gross profit increased to $4,972,000 from $4,885,000 for the comparative six months ended December 31, 2003, a 1.8% increase.

Interest and dividend income was negatively impacted due to a $4,486,000 investment in the common stock of American IronHorse Motorcycle Company, Inc., from which the Company receives no current income. The funds were previously invested in interest and dividend bearing securities. Xponential, Inc. currently owns approximately 14% of the common stock of American IronHorse.  Management believes that this investment will create long term shareholder value if American IronHorse continues to grow and increases in value.

The Company’s wholly-owned subsidiary, PawnMart, Inc. (PawnMart), operates 26 pawn shops in Georgia and North Carolina.  PawnMart generated earnings before interest, taxes, depreciation and amortization (EBITDA) of $666,000 for the second fiscal 2005 quarter compared to $318,000 for the comparative 2004 quarter, a 109.4% increase.  For the six months ended December 31, 2004, EBITDA increased 64.4% to $1,095,000 compared to $666,000 for the six months ended December 31, 2003.

PawnMart generated store profitability, which the Company defines as EBITDA excluding corporate administrative expenses, of $1,175,000 in the second fiscal 2005 quarter compared to $824,000 for the comparable 2004 quarter, a 42.6% increase. For the six months ended December 31, 2004, store profitability increased to $2,027,000 or 26.8% compared to $1,599,000 for the six month period ended December 31, 2003.

EBITDA and store profitability are not generally accepted accounting principle (GAAP) measures.  Management believes that EBITDA and store profitability provide additional information with respect to PawnMart’s ability to meet its debt service, capital expense and working capital requirements.  The following table reconciles EBITDA and store profitability for PawnMart to net income for the Company for the three and six months ended December 31, 2004 and 2003 (in thousands):

	Three Months Ended December 31,		Six Months Ended December 31,
	2004	2003	2004	2003
Net Income	$150	$228	$262	1,247
Income taxes, interest expense and loss on operating asset sales	283	324	526	1,068
Interest and dividend income and gain on sales of marketable securities	(72)	(470)	(324)	(2,201)
Operating Income	361	82	464	114
Depreciation and amortization	107	118	216	229
EBITDA	468	200	680	343
Parent general and administrative expenses	241	294	500	508
Management advisory income	(43)	(176)	(85)	(185)
EBITDA - PawnMart	666	318	1,095	666
General and administrative expenses	509	506	932	933
Store profitability	$1,175	$824	$2,027	$1,599

Mr. Dwayne Moyers, Chairman and Chief Executive Officer, said, “The second quarter and year to date results in our pawn operations continue to show improvements.   Programs to improve our core business are producing the expected results and we anticipate continued year over year progress in the operating results for our stores.”

Xponential, Inc. is a diversified holding company.  Its wholly-owned subsidiary, PawnMart, is a specialty finance and retail business principally engaged in establishing and operating pawn shops which advance money secured by the pledge of tangible personal property and sell pre-owned merchandise to value-conscious consumers.

Forward-Looking Statements

This release may contain forward-looking statements about the business, financial condition and prospects of Xponential, Inc.  Forward-looking statements can be identified by the use of forward-looking terminology such as “anticipate,” “exploring,” or other variations thereon, or comparable terminology, or by discussions of strategy.   Security holders are cautioned that such forward-looking statements involve risks and uncertainties.  The forward-looking statements contained in this release speak only as of the date of this statement, and the Company expressly disclaims any obligation or undertaking to release any updates or revisions to any such statement to reflect any change in the Company’s expectations or any change in events, conditions or circumstance on which any such statement is based.  Certain factors that may affect the Company’s future results are difficult to predict and many are beyond the control of the Company, but may include changes in regional, national or international economic conditions,  the ability to maintain favorable banking relationships as it relates to short-term lending products, changes in governmental regulations, unforeseen litigation, changes in interest rates, changes in tax rates or policies, changes in gold prices, future business decisions, and other uncertainties.

Xponential, Inc. is currently trading under the symbol XPOI on the OTC Bulletin Board.

For information contact Dwayne Moyers, Chief Executive Officer, at 817-731-9559 or Robert Schleizer, Chief Financial Officer, at 678-720-0660.